Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S‑3 (Nos. 333‑208587 and 333‑209569) and Form S‑8 (Nos. 333‑198768 and 333‑201327) of Walgreens Boots Alliance, Inc. of our report dated July 16, 2014, with respect to the non-statutory consolidated statements of income, comprehensive income, changes in equity, and cash flows of Alliance Boots GmbH and subsidiaries for the year ended May 31, 2014, not included herein, which report appears in the August 31, 2016 annual report on Form 10-K of Walgreens Boots Alliance, Inc.

/s/ KPMG LLP

London, United Kingdom
October 20, 2016